Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of June 29, 2015 (the “Effective Date”), by and between THE MEN’S WEARHOUSE, INC., a Texas corporation (the “Company”), and BRUCE THORN (“Executive”).

WHEREAS, the Company desires to be assured that the unique and expert services of Executive will be available to the Company and its subsidiaries, and that Executive is willing and able to render such services on the terms and conditions hereinafter set forth;

WHEREAS, the Company desires to be assured that the confidential information and good will of each of the Company and its subsidiaries will be preserved for the exclusive benefit of the Company and its affiliates; and

WHEREAS, the Company and Executive have entered into that certain Change in Control Agreement dated as of the date hereof (the “Change in Control Agreement”).

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1.                                      Employment and Duties.  The Company hereby agrees to employ Executive as Executive Vice President and Chief Operating Officer of the Company, and Executive hereby accepts such employment and agrees to serve the Company in such capacity on the terms and subject to the conditions set forth in this Agreement beginning on the Effective Date.

2.                                      Term.  Executive’s employment under this Agreement shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the first anniversary of the Effective Date (the “Employment Period”).  On the first anniversary of the Effective Date and on each anniversary thereof, the Employment Period shall be automatically extended for an additional twelve-month period.  The Company or Executive may elect to terminate the automatic extension of the Employment Period by giving written notice of such election to the other party not less than 180 days prior to the end of the initial Employment Period and 90 days prior to the end of any extended Employment Period.

3.                                      Duties.  During the Employment Period,  Executive shall serve on a full-time basis and perform services in a managerial capacity in a manner consistent with Executive’s position as Executive Vice President and Chief Operating Officer of the Company at the direction of the Chief Executive Officer, and Executive’s duties and responsibilities shall include those duties customarily attendant to the position of Executive Vice President and Chief Operating Officer and such other duties and responsibilities as may be assigned to him from time to time by the Company’s Chief Executive Officer or its board of directors (the “Board”) consistent with his position as Executive Vice President and Chief Operating Officer.  Executive shall devote his entire business time, attention and energies (excepting vacation time, holidays, sick days and periods of disability) and use his best efforts in his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from managing his personal affairs, including personal investments and engaging in charitable or civic activities, so long as such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder.

4.                                      Compensation and Benefits of Employment.

(a)                                 Base Salary.  As compensation for the services to be rendered by Executive hereunder, the Company shall pay to Executive a base annual salary (“Annual Salary”) of $650,000 per year, in equal installments in accordance with the customary payroll practices of the Company.  The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Executive.  The Board may, in its sole discretion, review and adjust upward Executive’s Annual Salary from time to time, but no downward adjustment in Executive’s Annual Salary may be made during the term of this Agreement.

(b)                                 Signing Bonus.  The Company shall pay to Executive a one-time signing bonus in the amount of $200,000, less applicable taxes and withholding, payable with Executive’s first regular paycheck from the Company.  In the event that Executive does not remain continually employed with the Company, for any reason other than layoff or reduction in force, for twenty-four (24) months from the Effective Date, Executive will be required to pay back the signing bonus to the Company on a pro rata basis (i.e., each full month of employment will reduce the amount to be repaid by one twenty-fourth (1/24)).  The Company may offset any repayment owed pursuant to this Section 4(b) against any amounts owed by the Company to Executive.

(c)                                  Annual Bonus.  In addition to the Annual Salary, Executive shall have an opportunity to earn an annual cash bonus (the “Bonus”) in respect of each fiscal year of the Company in accordance with the terms of the Company’s annual cash bonus program for executive officers then existing for such fiscal year based on the achievement of performance objectives as may be established from time to time by the Board or a committee thereof; provided, however, that, except as otherwise provided herein, the Bonus for any fiscal year shall be payable to Executive only if Executive is employed by the Company on the date on which such Bonus is paid.  In no event will such Bonus be paid later than the last day of the third month following the close of the Company’s fiscal year to which such Bonus relates.  Executive’s target annual bonus opportunity shall be set from time to time by the Board or a committee thereof in a manner consistent with his position, but such bonus opportunity shall not be less than 75% of the Annual Salary for the year with respect to which such bonus is being set (the “Target Bonus”).  The actual Bonus payable may be greater or lesser than the Target Bonus and shall be determined consistent with the criteria set for other senior management executives at the Company by the Board or a committee thereof, based on such factors as it shall determine, provided that the actual bonus paid for the fiscal year ended January 30, 2016 shall not be less than $243,750.

(d)                                 Benefits.  Effective as of the first Sunday on or following completion of 84 days of employment following the commencement of Executive’s employment with the Company, Executive shall be entitled to participate in the Company’s insurance plans, pension, profit sharing, incentive compensation and savings plans and all other similar plans and benefits which the Company from time to time makes available to its senior management executives in the same manner and at least at the same participation level as other senior management executives; provided, however, that with respect to the Company’s 401(k) retirement savings plan, Executive shall be eligible to participate in the Company’s 401(k) retirement savings plan after ninety (90) days of employment with the Company.

(e)                                  Equity Plans or Programs. On or about the first day of Executive’s employment, subject to the approval of the Compensation Committee of the Company’s Board, the Company shall issue to Executive under the Company’s 2004 Long Term Incentive Plan (the “Plan”) an initial equity grant having a fair market value equal to $1,200,000 (with the actual number of shares covered by such award to be determined based on the closing price per share of the Company’s common stock as reported by the NYSE on the date of grant), consisting of (i) deferred stock units having a fair market value equal to $360,000, which deferred stock units shall vest annually over a period of three (3) years in equal, pro rata installments and on the terms of the award agreement to be provided at the time of such award, (ii) stock options having a fair market equal to $360,000 on the date of grant, to vest annually over a period of three (3) years in equal, pro rata installments and on the terms of the stock option agreement to be provided at the time of such award and (iii) performance units having a fair market value equal to $480,000 on the date of grant, to vest on or about April 13, 2018 if certain performance criteria are met, on the terms of and as further described in the performance unit agreement to be provided at the time of such award. For purposes hereof, deferred stock units shall be valued at the closing price of the common stock of the Company on the date of grant, stock options shall be valued based on the Black Sholes method or such other method as shall be used by the Company to value stock option grants for purposes of reporting under the rules and regulations of the Securities and Exchange Commission and performance units shall be valued based on the Monte Carlo method or such other method as shall be used by the Company to value performance units for purposes of reporting under the rules and regulations of the Securities and Exchange Commission.  In addition, annually at the time the Compensation Committee of the Board regularly approves grants of equity awards to executive officers but in any event no later than the last day of May of each year, the Company shall award Executive with grants of  restricted stock, deferred stock units, performance units or stock options, or some combination thereof, under the Company’s 2004 Long Term Incentive Plan or a successor plan approved by the shareholders of the Company, in a manner and amount consistent with awards made to other executive officers of the Company and consistent, in relation thereto, with Executive’s position in the Company. Any awards of restricted stock, deferred stock units, performance units or stock options made pursuant hereto will be on terms substantially similar to the Company’s other senior executive officers generally and may include performance requirements.

(f)                                   Vacation.  Executive shall be entitled to not less than 20 days of paid vacation per fiscal year of the Company, which shall be in accordance with the Company’s vacation policy in effect from time to time for its senior management executives.

(g)                                  Relocation and Temporary Housing Expenses.  The Company will pay Executive’s reasonable relocation costs, including: (1) two scouting trips to locate a new residence in the area of Executive’s new work location, which includes round-trip airfare for Executive and his spouse, a rental car, hotel accommodations (up to 5 nights), and three meals a day (up to $65 per day), (2) one-way airfare at the time of Executive’s relocation for him, his spouse, and children (if applicable, and living at home at the time of such move) and (3) one rental car for use until the arrival of Executive’s automobile.  In addition, the Company will pay Executive’s reasonable costs for temporary housing at a Company designated site for a period of six months, commencing on the Effective Date, which amount shall be subject to approval by the Company’s Chief Executive Officer prior to being incurred by Executive.  All travel arrangements must be made through the Company’s approved travel agency.  All relocation and housing expenses must be appropriately documented and shall be filed separately from other reimbursable expenses described in Section 5 below and in accordance with the Company’s policies related thereto or submitted directly to the Company’s Chief Executive Officer for approval and further handling.

5.                                      Business Expenses.  The Company shall promptly reimburse Executive for all appropriately documented, reasonable business expenses incurred by Executive in accordance with the Company’s policies related thereto.

6.                                      Termination of Employment Period.  Executive’s employment hereunder may be terminated as follows:

(a)                                 Death.  The Employment Period shall end automatically on the date of Executive’s death.

(b)                                 Permanent Disability.  The Company shall be entitled to terminate Executive’s employment hereunder by reason of Executive becoming Permanently Disabled (defined below) by written notice to Executive or his personal representative.  For purposes of this Agreement, Executive shall be deemed “Permanently Disabled” if Executive shall be considered to be permanently and totally disabled in accordance with the Company’s disability plan, if any, for a period of 180 days or more.  If there should be a dispute between the Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) calendar days after a request for designation of such party, then a physician or psychiatrist shall be designated by the President of the Stanford University School of Medicine.  The parties agree to be bound by the final decision of such physician or psychiatrist.

(c)                                  Termination Without Cause.  The Company may terminate Executive’s employment hereunder at any time and for any reason.

(d)                                 Termination With Cause.  The Company may terminate this Agreement at any time if such termination is for Cause (defined below) by delivering to Executive written notice describing the cause of termination, but with respect to (d)(ii) and (iv) below, only after allowing Executive 30 days to cure the Cause.  “Cause” shall be limited to the occurrence of the following events: (i) conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal); (ii) willful refusal without proper legal cause to perform, or gross negligence in performing, Executive’s duties and responsibilities; (iii) material breach of fiduciary duty to the Company through the misappropriation of Company funds or property or through fraud; (iv) material breach or default of his obligations or agreements under this Agreement or any other agreement with the Company containing restrictive covenants or willful failure to follow in any material respect the lawful directions or policies of the Board; or (v) the unauthorized absence of Executive from work (other than for sick leave or personal disability) for a period of 60 working days or more during a period of 90 working days.

(e)                                  Termination for Good Reason.  Executive may terminate his employment hereunder at any time for Good Reason (defined below) by giving written notice to the Company stating the basis for such termination, effective immediately upon giving such notice; provided, however, that no termination shall be for Good Reason until Executive has provided the

Company with written notice of the conduct alleged to have caused Good Reason within ninety (90) days of his knowledge of such conduct and at least thirty (30) days have elapsed after the Company’s receipt of such written notice from Executive, during which the Company has failed to cure any such alleged conduct.  “Good Reason” shall mean any of the following: (i) a material reduction in Executive’s status, title, position or responsibilities; (ii) Executive no longer reporting to the Company’s then current Chief Executive Officer; (iii) a reduction in Executive’s Annual Salary below the then current amount; (iv) any material breach by the Company of this Agreement; (v) any purported termination of Executive’s employment for Cause which does not comply with the terms of this Agreement; or (vi) a mandatory relocation of Executive’s employment with the Company more than fifty (50) miles from the Company’s offices located at 6100 Stevenson Blvd.,  Fremont, California, except for travel reasonably required in the performance of Executive’s duties and responsibilities.

(f)                                   Voluntary Termination by Executive.  Executive may at any time terminate his employment hereunder upon delivering sixty (60) days written notice to the Company.

(g)                                  Termination Date.   Except as provided in Section 23, any date on which Executive’s employment terminates hereunder shall be treated as the “Termination Date.”

7.                                      Payments Upon Termination and Other Actions.

(a)                                 Termination Due to Executive’s Death.  If Executive’s employment hereunder is terminated because of death, then the Company shall pay to Executive’s estate (or designated beneficiaries):

(i)                                     a lump sum payment in cash equal to (A) Executive’s Annual Salary earned through the date of Executive’s death, (B) any accrued vacation pay earned by Executive, (C) any Bonus earned for the fiscal year ending prior to such death which has not yet been paid to the Executive and (D) any unreimbursed business expenses of Executive, in each case, to the extent not theretofore paid, and such payment shall be paid within 30 days after the date of Executive’s death except in the case of the Bonus which shall be paid on the April 15th immediately following the end of the fiscal year bonus period to which such Bonus relates; and

(ii)                                  a lump sum payment in cash equal to the number of days in the Company’s fiscal year up to and including the date of Executive’s death divided by the total number of days in the Company’s fiscal year  multiplied by Executive’s Bonus earned for the Company’s fiscal year ending contemporaneously with or immediately following the date of Executive’s death as reasonably determined by the Board or a committee thereof after the end of the Company’s fiscal year in which such death occurs in accordance with the Board’s determination policies then in effect, and such payment shall be paid on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates.

In addition, all options to acquire securities of the Company held by Executive immediately prior to the Termination Date that would have vested if Executive’s employment continued for one year after the Termination Date shall become fully exercisable, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and all restrictions on any restricted stock or deferred stock units of the Company held by Executive immediately prior to

Termination Date that would have lapsed if Executive’s employment continued for one year after the Termination Date shall be removed, notwithstanding the terms of the relevant restricted stock or deferred stock units agreements and regardless of whether the conditions set forth in the relevant restricted stock or deferred stock units agreements have been satisfied in full.  Further, restrictions on any performance units shall lapse, if at all, in accordance with the terms of the relevant performance unit agreement and nothing herein shall be deemed to modify the terms of such performance unit agreements. Executive’s estate or designated beneficiaries shall also be entitled to any other benefits which may be owing in accordance with the Company’s plans and policies and such amounts shall be paid in accordance with such plans and policies (the “Executive Benefits”).

(b)                                 Termination Due to Executive’s Permanent Disability.  If Executive’s employment hereunder is terminated because Executive becomes Permanently Disabled, then the Company shall pay to Executive:

(i)                                     a lump sum payment in cash equal to (A) Executive’s Annual Salary earned through the date of Executive’s termination of employment (the “Termination Date”), (B) any accrued vacation pay earned by Executive, (C) any Bonus earned for the fiscal year ending prior to the Termination Date which has not yet been paid to the Executive and (D) any unreimbursed business expenses of Executive, in each case, to the extent not theretofore paid (the “Accrued Obligation”), and such payment shall be paid within 30 days after the Termination Date except in the case of the Bonus which shall be paid on the April 15th immediately following the end of the fiscal year bonus period to which such Bonus relates.

(ii)                                  a lump sum payment in cash equal to the number of days in the Company’s fiscal year up to and including the Termination Date divided by the total number of days in the Company’s fiscal year  multiplied by Executive’s Bonus earned for the Company’s fiscal year ending contemporaneously with or immediately following the Termination Date as reasonably determined by the Board or a committee thereof after the end of the Company’s fiscal year in which such termination occurs in accordance with the Board’s determination policies then in effect, and such payment shall be paid on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates.

In addition, all options to acquire securities of the Company held by Executive immediately prior to the Termination Date that would have vested if Executive’s employment continued for one year after the Termination Date shall become fully exercisable, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and all restrictions on any restricted stock or deferred stock units of the Company held by Executive immediately prior to the Termination Date that would have lapsed if Executive’s employment continued for one year after the Termination Date shall be removed, notwithstanding the terms of the relevant restricted stock or deferred stock units agreements and regardless of whether the conditions set forth in the relevant restricted stock or deferred stock units agreements have been satisfied in full. Further, restrictions on any performance units shall lapse, if at all, in accordance with the terms of the relevant performance unit agreement and nothing herein shall be deemed to modify the terms of such performance unit agreements.  Executive shall also be entitled to the Executive Benefits.

(c)                                  Termination By Company Without Cause, by the Company’s Non-Renewal or by Executive For Good Reason.  If Executive’s employment hereunder is terminated by the

Company at any time during the Employment Period without Cause pursuant to Section 6(c) hereof, by the Company by its election not to renew this Agreement pursuant to Section 2 hereof or by Executive at any time during the Employment Period for Good Reason pursuant to Section 6(e) hereof, then the Company shall pay to Executive:

(i)                                     a lump sum payment in cash equal to the Accrued Obligation and such payment shall be paid within 30 days after the Termination Date except in the case of the Bonus which shall be paid on the April 15th immediately following the fiscal year bonus period to which such Bonus relates.

(ii)                                  his Annual Salary through the first year anniversary of the Termination Date (the “Base Salary Severance”), and such amount will be paid by the Company in equal installments following the Termination Date in accordance with the customary payroll practices of the Company as if Executive was employed at the time, commencing on the first Company payroll date immediately following the 38th day after the Termination Date (the “First Payment Date”),  and any installment of the Base Salary Severance that would have otherwise been paid pursuant to the customary payroll practices of the Company prior to the First Payment Date shall instead be accumulated and paid on the First Payment Date;

(iii)                               a lump sum payment in cash equal to the number of days in the Company’s fiscal year up to and including the Termination Date divided by the total number of days in the Company’s fiscal year multiplied by Executive’s Bonus earned for the Company’s fiscal year ending contemporaneously with or immediately following the Termination Date as reasonably determined by the Board or a committee thereof after the end of the Company’s fiscal year in which such termination occurs in accordance with the Board’s determination policies then in effect; such payment shall be paid on the April 15th immediately following the end of the Company’s fiscal year bonus period to which such Bonus relates; and

(iv)                              in addition to the payment pursuant to Section 7(c)(iv), installment payments in cash equal to Executive’s Target Bonus for the year in which the Termination Date occurs (the “Target Bonus Severance”), also to be paid by the Company in equal installments in accordance with the customary payroll practices of the Company contemporaneously with the payments to be made in accordance with Section 7(c)(iii) hereof pursuant to the same payment schedule and procedure as provided for the Base Salary Severance.

In addition, all options to acquire securities of the Company held by Executive immediately prior to the Termination Date that would have vested if Executive’s employment continued for one year after the Termination Date shall continue to vest over such one year period in accordance with the terms of the relevant stock option agreements, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full and shall remain exercisable for the period to end upon the earlier of the stated term of such option or the second anniversary of the Termination Date (provided, that, if such agreements provide for a longer exercise period, such longer period shall apply), and all restrictions on any time-vesting restricted stock or deferred stock units of the Company held by Executive immediately prior to Termination Date that would have lapsed if Executive’s employment continued for one year after the Termination Date shall continue to lapse over such one year period in accordance with the terms of the relevant restricted stock or deferred vesting restricted stock unit agreements, notwithstanding the terms of the relevant restricted stock or deferred stock units agreements (including any requirements for continued employment) and regardless of whether the conditions set forth in the relevant restricted stock or deferred stock units agreements have been satisfied in full.  Further, restrictions on any performance units shall lapse, if at all, in accordance with the terms of the relevant performance unit agreement and nothing herein shall be deemed to modify the terms of such performance unit agreements.  Executive shall also be entitled to the Executive Benefits.

(d)                                 Termination With Cause, or By Executive without Good Reason or by Notice of Non-Renewal.  If Executive’s employment hereunder is terminated by the Company with Cause pursuant to Section 6(d) hereof or by Executive without Good Reason pursuant to Section 6(f) hereof or non-renewal of this Agreement by Executive pursuant to Section 2 hereof, then except for a lump sum payment in cash equal to the Accrued Obligation, which payment shall be paid within 30 days after the Termination Date, and the Executive Benefits, Executive shall not be entitled to receive severance or any other compensation or benefits after the Termination Date.

(e)                                  Continuation of Medical Benefits.  In the event of a termination of Executive’s employment described in Section 7(a), (b) or (c), the Company shall pay Executive’s COBRA health benefits premium for an eighteen (18) month period following such termination. The amount of expenses eligible for reimbursement under this Section 7(e), or in-kind benefits provided, during Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive.  Any reimbursement of an expense described in this Section 7(e) shall be made on or before the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred.  Executive’s right to reimbursement pursuant to this Section 7(e) shall not be subject to liquidation or exchange for another benefit.  The benefits listed in this Section 7(e) shall be reduced to the extent benefits of the same type are received by Executive, his spouse or any eligible dependent from any other person during such period, and provided, further, that Executive shall have the obligation to use any medical insurance provided by a new employer, if available, during such eighteen (18) month period, and to notify the Company that he or they are receiving such benefits.

(f)                                   Release.  As a condition to the receipt of any amounts or benefits after termination of employment for whatever reason, Executive, or his personal representative, shall be required to execute a written release agreement in a form satisfactory to the Company containing, among other things, a general release of claims against the Company and its affiliates except for rights and claims hereunder and pursuant to the terms of any Executive benefit plans, equity grants or other similar plans or agreements or pursuant to the Change-in-Control Agreement and, as an additional condition to the receipt of such amounts or benefits, Executive shall refuse to exercise any right to revoke such release agreement during any applicable rescission period.  Executive, or his personal representative, shall deliver the executed release on or before the date that is 30 days (90 days in the event of Executive’s death) after Executive’s Termination Date or Executive shall forfeit all rights to the payments set forth in Section 7 (other than Section 7(a)).

(g)                                  Board and Office Resignations.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer of the Company and its subsidiaries and as a director on each board of directors or other managing body of the Company and its subsidiaries, and from any committees thereof.

8.                                      Exclusivity of Termination Provisions.  Except as and to the extent provided in the Change-in-Control Agreement and any award agreements related to the issuance of performance units, the termination provisions of this Agreement regarding the parties’ respective obligations in the event that Executive’s employment is terminated are intended to be exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled at law, in equity or otherwise.

9.                                      Restrictive Covenants.

(a)                                 Non-Competition.  Executive acknowledges that he has and, while employed, will acquire unique and valuable experience with respect to the businesses, operations, plans and strategies of the Company and its subsidiaries.  Executive hereby covenants and agrees that during the term of this Agreement and any period thereafter during which he is receiving payments or benefits pursuant to Subsections 7(c)(i)-(ii) and 7(c)(i)-(iv)  (but in no event longer than two (2) years following Executive’s termination of employment) hereof, he will not directly or indirectly compete with the business of the Company or its subsidiaries.  For purposes of this Agreement, the term “compete with the business of the Company and its subsidiaries” shall include Executive’s participation in any operations whose primary business competes with any business now conducted by the Company or its subsidiaries, including the sale or rental of menswear (including formalwear), men’s accessories or men’s shoes at retail, the sale or rental of occupational uniforms or other corporate wear merchandise, dry cleaning or any material line of business proposed to be conducted by the Company or one or more of its subsidiaries known to Executive and with respect to which Executive devoted time as part of his employment hereunder on behalf of the Company or one or more of its subsidiaries, whether such participation is individually or as an officer, director, joint venturer, agent or holder of an interest (except as a holder of a less than 1% interest in a publicly traded entity or mutual fund) of any individual, corporation, association, partnership, joint venture or other business entity so engaged.  This non-competition covenant shall be applicable with respect to the United States, Canada, the United Kingdom and any other country in which Executive would be competing with the business of the Company or its subsidiaries as set forth in this Section 9(a).

(b)                                 Non-Solicitation.  During the Employment Period and for any period during which he is receiving payments or benefits pursuant to Subsections 7(c)(i)-(ii) and 7(c)(i)-(iv)  (but in no event longer than two (2) years following Executive’s termination of employment) hereof, Executive shall not directly or indirectly cause, solicit, induce or encourage any Executives of the Company or its subsidiaries to terminate his/her employment with the Company or such subsidiary.

(c)                                  Non-Disparagement.  Executive agrees not to engage at any time in any form of conduct or make any statements, or direct any other person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, and their respective past and present officers, directors, shareholders, partners, members and agents.  The Company agrees not to engage at any time in any form of conduct or make any statements or direct any person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Executive.  Nothing contained in this Section 9(c) shall preclude Executive or the Company from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity, or from taking any action that is proper and necessary in the discharge of obligations to, or of, the Company, including the discharge by Executive of his duties and responsibilities contemplated by this Agreement, or in the discharge of requirements of law.

(d)                                 Proprietary Information.  Executive acknowledges and agrees that he has acquired, and may in the future acquire as a result of his employment with the Company or otherwise, Proprietary Information (as defined below) of the Company, which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated.  Accordingly, Executive agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it to any person or entity and from using, copying or duplicating it in any way by any means whatsoever, except in the course of his employment under this Agreement and in furtherance of the business of the Company or as required by applicable law or legal process, without the prior written consent of the Company.  “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to pricing policy, marketing programs, advertising, Executive training and specific inventory purchase pricing and any written information, including customer lists, of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.

(e)                                  Remedy.  Executive and the Company agree that a monetary remedy for a breach of this Section 9 will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the Company irreparable harm, and that the Company shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages.  Executive agrees that the Company shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith.  Any such requirement of bond or undertaking is hereby waived by Executive and Executive acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court.  In the event of litigation to enforce any of these covenants, the courts are hereby specifically authorized to reform such covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law.  Executive also agrees that if Executive is in breach of this Section 9, the Company shall cease all payments and other benefits payable under this Agreement.

10.                               Forfeiture for Cause.

(a)                                 Notwithstanding any other provision of this Agreement, if a determination is made as provided in Section 10(b) (a “Forfeiture Determination”) that (a) Executive, before or after the termination of Executive’s employment with the Company and all affiliates, (i) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his employment by the Company or an affiliate, (ii) knowingly caused or assisted in causing the Company or a subsidiary of the Company to engage in criminal misconduct, (iii) knew or should have known in the reasonable exercise of his duties that the Company was publicly releasing financial statements of the Company that were materially misstated and misleading, (iv) disclosed trade secrets of the Company or an affiliate or (v) violated the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any affiliate to which Executive is a party; and (b) in the case of the actions described in clause (iv) and (v), such action materially and adversely affected the Company, then at or after the time such

Forfeiture Determination is made the Board, in its sole discretion, if such Forfeiture Determination is made prior to a Change in Control (as defined in the Change in Control Agreement), or, as determined by a final, non-appealable order of a court of competent jurisdiction, if such Forfeiture Determination is made after a Change in Control as a fair and equitable forfeiture to reflect the harm done to the Company and a reduction of the benefit bestowed on Executive had the facts existing at the time the benefit was bestowed that led to the Forfeiture Determination been known to the Company at the time the benefit was bestowed, may determine that some or all (x) benefits payable or to be provided, or previously paid or provided, under this Agreement to Executive, (y) cash bonuses paid on or after the Effective Date by the Company to Executive under any plan, program, policy, practice, contract or agreement of the Company or (z) equity awards granted to Executive under any plan, program, policy, practice, contract or agreement of the Company that vested on or after the Effective Date, will be forfeited to the Company on such terms as determined by the Board or the final, non-appealable order of a court of competent jurisdiction.

(b)                                 A Forfeiture Determination for purposes of Section 10 shall be made (i) before the occurrence of a Change in Control, by a majority vote of the Board and (ii) on or after the occurrence of a Change in Control, by the final, non-appealable order of a court of competent jurisdiction.  The findings and decision of the Board with respect to a Forfeiture Determination made before the occurrence of a Change in Control, including those regarding the acts of Executive and the damage done to the Company, will be final for all purposes absent a showing by clear and convincing evidence of manifest error by the Board.

11.                               Notice.  All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier, by overnight delivery service with proof of delivery or by prepaid registered or certified first-class mail, return receipt requested, addressed to the respective party at the address set forth below, or if sent by facsimile or other similar form of communication (with receipt confirmed) to the respective party at the facsimile number set forth below:

To the Company:                                                                                                                                               The Men’s Wearhouse, Inc.

6100 Stevenson Blvd.

Fremont, CA 94538

Attention: Douglas E. Ewert

Facsimile:

Confirm:

To Executive:                                                                                                                                                                    Bruce Thorn

Facsimile:

Confirm:

or to such other address or facsimile number and to the attention of such other person as either party may designate by written notice.  All notices and other communication shall be deemed to have been duly given when delivered personally or three days after mailing or one day after depositing such notice with an overnight courier or transmission of a facsimile or other similar form of communication.

12.                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns; provided, however, that neither the Company nor Executive may assign any duties under this Agreement without the prior written consent of the other party.

13.                               Limitation.  The Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Executive in any capacity, or limit the right of the Company or Executive to terminate Executive’s employment.

14.                               Further Assurances.  Each party hereto agrees to perform such further actions, and to execute and deliver such additional documents, as may be reasonably necessary to carry out the provisions of this Agreement.

15.                               Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability or the remaining provisions, or portions thereof, shall not be affected thereby.

16.                               Arbitration.

(a)                                 Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, including claims for tortious interference or other tortious or statutory claims arising before, during or after termination, providing only that such claim touches upon matters covered by this Agreement, shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) pursuant to the Commercial Arbitration Rules as presently in force, except as modified by the specific provisions of this Agreement.  The parties expressly agree that nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction over the parties for provisional or interim measures, including injunctive relief.  After the arbitration panel is empaneled, it shall have sole jurisdiction to hear such applications, except that the parties agree that any measures ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties.  The parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

(b)                                 The parties agree that the federal and state courts located in Houston, Texas shall have exclusive jurisdiction over an action brought to enforce the rights and obligations created in or arising from this Agreement to arbitrate, and each of the parties hereto irrevocably submits to the jurisdiction of said courts.  Notwithstanding the above, application may be made by a party to any court of competent jurisdiction wherever situated for enforcement of any judgment and the entry of whatever orders are necessary for such enforcement.  Process in any action arising out of or relating to this Agreement may be served on any party to the Agreement anywhere in the world by delivery in person against receipt or by registered or certified mail, return receipt requested.

(c)                                  The arbitration shall be conducted before a tribunal composed of three neutral arbitrators drawn from, in the first instance, the Texas Large Complex Claims panel and then, if necessary, from the Commercial panel.  Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators.  It is the intent of the parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator.  Prior to his or her formal appointment, each arbitrator shall disclose to the parties and to the other members of the tribunal, any financial, fiduciary, kinship or other relationship between that arbitrator and any party or its counsel, or between that arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any party.  For the purposes of this Agreement, “appearance of impropriety” shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any party.  Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator.  The arbitrator dissenting from an award or portion thereof shall issue a dissent from the award or portion thereof in writing, stating the reasons for his or her dissent.  The arbitrators shall hear and determine any preliminary issue of law asserted by a party to be dispositive of any claim, in whole or part, in the manner of a court hearing a motion to dismiss for failure to state a claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate.

(d)                                 It is the intent of the parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the AAA.  Unless the parties otherwise agree, once commenced, hearings shall be held 5 days a week, with each hearing day to begin at 9:00 A.M. and to conclude at 5:00 P.M.  The parties may upon agreement extend these time limits, or the chairman of the panel may extend them if he or she determines that the interests of justice otherwise require.  The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings.  Failure to do so shall not be a basis for challenging the award.  The parties and arbitrators shall treat all aspects of the arbitration proceedings, including without limitation, discovery, testimony and other evidence, briefs and the award, as strictly confidential.  The place of arbitration shall be Houston, Texas, U.S.A. unless otherwise agreed by the parties.

(e)                                  The parties agree that discovery shall be limited and shall be handled expeditiously.  Discovery procedures available in litigation before the courts shall not apply in an arbitration conducted pursuant to this Agreement.  However, each party shall produce relevant and non-privileged documents or copies thereof requested by the other parties within the time limits set and to the extent required by order of the arbitrators.  All disputes regarding discovery shall be promptly resolved by the arbitrators.  No witness or party may be required to waive any privilege recognized at law.  The parties hereby waive any claim to any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages, and the arbitration tribunal is specially divested of any power to award any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, or any form of damages in excess of compensatory damages.  The party prevailing on substantially all of its claims shall be entitled to recover its costs, including attorneys’ fees, for the arbitration proceedings, as well as for any ancillary proceeding, including a proceeding to compel arbitration, to request interim measures or to confirm or set aside an award.

17.                               Governing Law.  This Agreement shall be governed and construed under and interpreted in accordance with the laws of the State of Texas without giving effect to the doctrine of conflict of laws.

18.                               Entire Agreement; Waiver; Interpretation. This Agreement constitutes the entire agreement of the parties, and supersede all prior agreements, oral or written, with respect to the subject matter of this Agreement; provided, that the Change in Control Agreement and any award agreement shall not be superseded hereby.  No change, modification or waiver of any provisions of this Agreement shall be enforceable unless contained in a writing signed by the party against whom enforcement is sought.  The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.  No presumption shall be construed against the party drafting this Agreement.

19.                               Executive’s Representation.  Executive represents and warrants that (i) he is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity and (iv) he has been advised by legal counsel as to the terms and provisions hereof and the effort thereof and fully understands the consequences thereof.

20.                               Company’s Representation.  The Company represents and warrants that (i) it is free to enter into this Agreement and to perform each of the terms and covenants of it, (ii) it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, (iii) its execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity and (iv) this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

21.                               Return of Company Property.  Executive acknowledges that all Proprietary Information and other property and equipment of the Company or any affiliate that Executive accumulates during his employment are the property of the Company and shall be returned to the Company immediately upon the termination of his employment.

22.                               Miscellaneous.  All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections.  The compensation and benefits payable to Executive or his beneficiary under Section 7 of this Agreement shall be in lieu of any other severance benefits to which Executive may otherwise be entitled upon the termination of his employment under any severance plan, program, policy or arrangement of the Company other than the Change in Control Agreement, and Executive shall not be entitled to receive any additional payments or benefits under Section 7 hereof if he has become eligible to receive substantially identical payments or benefits under the Change in Control Agreement.  Executive shall not be permitted to specify the taxable year in which a payment provided for under this Agreement shall be made to him.

23.                               Compliance With Section 409A.  The Company and Executive intend that any amounts or benefits payable or provided under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”) so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A.  The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A. The Company will not take any action or omit to take any action that would expose any payment or benefit to Executive to additional tax under Section 409A.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Executive agree to negotiate reasonably and in good faith to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A and preserves to the maximum extent possible economic value to the relevant payment or benefit under this Agreement to Executive. Each payment in a series of payments or installments hereunder shall be treated as a separate payment for purposes of Section 409A. To the extent that a reimbursement amount is subject to Section 409A, the Company will pay Executive the reimbursement amount due, if any, in any event before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  Executive’s rights to any reimbursements are not subject to liquidation or exchange for another benefit.  The amount of expense reimbursements for which Executive is eligible during any taxable year will not affect the amount of any expense reimbursements for which Executive is eligible in any other taxable year.  Notwithstanding anything contained herein to the contrary, (i) in no event shall the Termination Date occur until Executive experiences a “separation from service” within the meaning of Section 409A and the date upon which separation from service takes place shall be the “Termination Date” and (ii) in the event Executive is a “specified employee” (within the meaning of Section 409A) as of the date of his separation from service, amounts and benefits that are properly treatable as deferred compensation (within the meaning of Section 409A, and after taking into account all exclusions applicable to such payment under Section 409A) that would otherwise be payable or provided  hereunder shall not be made prior to the first business day after the earlier of (x) the expiration of six months from the date of Executive’s separation from service for any reason other than death or (ii) the date of Executive’s death (such first business day, the “Delayed Payment Date”).  On the Delayed Payment Date, the Company shall pay to Executive or, if has died, to his estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of June 29, 2015.

THE MEN’S WEARHOUSE, INC.

By:	/s/ DOUGLAS S. EWERT

Name : Douglas S. Ewert

Title: Chief Executive Officer

Date: 6/29/2015

/s/ BRUCE THORN
BRUCE THORN

Date: 6/29/2015